Exhibit 23.2

MICHAEL GILLESPIE & ASSOCIATES, PLLC.

January 19, 2018

DLL CPAS
201 West Charlton Street
Savannah, GA 31401

In connection with the reissuance of your report on the financial statements of U-Mind Space, Inc. (f/k/a Orion Financial Group, Inc.) for the years ended December 31, 2014, 2015 and 2016 that are to be included in the current S-1 filing, we make the following representations:

We have been engaged as the auditor of record since September 4, 2017, in accordance with auditing standards of the Public Company Accounting Oversight Board (PCAOB), which includes the review of the S-1 filing of U-Mind Space, Inc. (f/k/a Orion Financial Group, Inc.)  which incorporates your prior 10K audits as of December 31, 2014, 2015 and 2016, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended.  Although we did not perform any direct audit or review procedures on such financial statements cited above, our procedures in connection with the review of the Form S-1 filing did not disclose any events or transactions subsequent to DLL CPA's audit as of December 31, 2016, which in our opinion, would have a material effect upon the financial statements, or which would require disclosure in the notes to the financial statements of U-Mind Space, Inc. (f/k/a Orion Financial Group, Inc.)  for the current S-1 filing.

We will notify you if anything comes to our attention prior to the date our report is issued that, in our judgment would have a material effect upon the financial statements covered by your report.

Very Truly Yours,

/s/ MICHAEL GILLESPIE

MICHAEL GILLESPIE & ASSOCIATES, PLLC.